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                                                                 EXHIBITION 99.1
WYANT CORPORATION LOGO


                                                               PRESS RELEASE 1/1
                                                                 October 2, 2000
                                                           For immediate release

              WYANT DISCOVERS POTENTIAL ACCOUNTING IRREGULARITIES

Bridgewater,  NJ: October 2, 2000 - Wyant Corporation (NASDAQ Small Cap, Symbol:
WYNT) today reported that, in the course of preparing for the pending sale of Wyant Corporation to Perkins Papers Ltd., it has discovered potential accounting irregularities in its subsidiary located in Tennessee, IFC Disposables, Inc.

Wyant Corporation, having just discovered the potential accounting irregularities, is currently pursuing an intensive investigation. Although the investigation is not yet complete, it appears that the financial results of IFC Disposables, Inc. and therefore Wyant Corporation, have been overstated in the period of January 1, 1997 through June 30, 2000, in the amount of approximately U.S. pre-tax $1.2 million, of which approximately U.S. pre-tax $427 thousand relates to the period of January 1, 2000 through June 30, 2000. The potential irregularities relate primarily to the understatement of operating costs. There is no assurance that the amount of U.S. pre-tax $1.2 million will not change following completion of the investigation.

As previously announced, the Company and Perkins Papers Ltd., have entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") whereby Perkins Acquisition Corp. ("Perkins"), a wholly owned subsidiary of Perkins Papers Ltd., has made a tender offer for all of their issued and outstanding shares of common stock of the Company for U.S. $4.00 per share in cash, which offer is currently scheduled to expire at 12:00 a.m. New York City time on Thursday, October 5, 2000. Under the Merger Agreement, promptly following the tender offer, Perkins would merge with Wyant resulting in Wyant becoming a whollyowned subsidiary of Perkins Papers Ltd. The Company has informed Perkins of the potential accounting irregularities.

As described in Perkins' Offer to Purchase which was filed with the Securities and Exchange Commission on Schedule TO on September 8, 2000 and subsequently amended on September 21, 2000 and September 25, 2000, the Merger Agreement permits Perkins to not consummate the tender offer and the merger if certain representations and warranties of the Company made in the Merger Agreement are not true and correct in all material respects and have resulted in a material adverse effect on the business or financial condition of Wyant Corporation and its subsidiaries, taken as a whole. Wyant Corporation is not yet able to determine whether there has been a material breach of a representation or warranty that would result in a material adverse effect on the business or financial condition of Wyant Corporation and its subsidiaries, taken as a whole. However, no assurances can be given that such an event has not occurred. Perkins has advised Wyant Corporation that it is considering the information that has been provided to it by Wyant Corporation as well as its position under the Merger Agreement and will respond as quickly as possible.


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Mr. Donald C. MacMartin,  the Chairman of the Board and Chief Executive  Officer
of Wyant stated: "We are taking the appropriate steps to address those actions. The Company will continue to pursue aggressively the independent and internal investigations that are underway and will take whatever further actions are necessary based on the results of that comprehensive inquiry."

Wyant  has  terminated   the  employment  of  James  Dykes,   President  of  IFC
Disposables, Inc.

Wyant said it would not comment further on this matter, except to inform its shareholders of any material information that comes to light, until the ongoing investigation has been completed and the results presented to its Audit Committee and Board of Directors.

Accordingly, Wyant's previously issued financial statements and auditors' reports should not be relied upon. Revised financial statements and auditors' reports will be issued upon completion of the investigation.


CONTACT:

M. A. D'Amour     (514) 636-9926 ext. 2261  o    mdamour@wyantcorp.com
D. C. MacMartin   (514) 636-9926 ext. 2259  o    dmacmartin@wyantcorp.com

     Detailed corporate information and press releases can be accessed at:

                               www.wyantcorp.com

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                                                     1170 U.S. Highway 22 East,
                                                     Suite 203,
                                                     Bridgewater, NJ   08807